Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-31444, 33-32065, 33-33654, 33-37066, 33-42440, 33-44203, 33-46927, 33-51612, 33-54396, 33-55300, 33-64290, 33-70558, 33-80360, 33-88694, 33-60141, 33-64507, 333-07223, 333-18353, 333-18355, 333-39175, 333-71021, 333-71023, 333-31526, 333-31540, 333-31632, 333-47648, 333-52200, 333-56874, 333-64174, 333-81146, 333-102096, 333-106173, 333-116547, 333-117176, 333-119872 and 333-126403), and Form S-3 (Nos. 33-82012, 33-63513, 333-77072, 333-127958 and 333-127959), of Symantec Corporation, of our report dated June 8, 2006, except as to notes 3, 4, and 15, which are as of December 8, 2006, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, which report appears in this current report on Form 8-K dated December 11, 2006.
Our report dated June 8, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, expresses our opinion that Symantec Corporation did not maintain effective internal control over financial reporting as of March 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company has identified a material weakness with respect to the internal control over financial reporting related to accounting for income taxes.
/s/ KPMG LLP
Mountain View, California
December 8, 2006